CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Fees Paid to Ernst & Young by Nuveen Quality Muni Fund”, “Appointment of the Independent Registered Public Accounting Firm”, and “Financial Highlights” and to the use of our report dated December 27, 2013 for Nuveen Investment Quality Municipal Fund, Inc. in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Investment Quality Municipal Fund, Inc. filed with the Securities and Exchange Commission in this initial filing under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 19, 2014